Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 of our report dated February 10, 2014 (except for the effect of the 1-for-2 reverse common and preferred stock split discussed in Note 13, as to which the date is April 2, 2014) on the consolidated financial statements of GrubHub Inc. (F/K/A GrubHub Seamless Inc.), appearing in Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois

August 25, 2014